SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☐   Definitive Additional Materials
☑   Soliciting Material Pursuant to §240.14a-12
Diagnostic Products Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐   Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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This filing consists of a letter sent to the Company’s optionholders.

[DPC Letterhead]
May 8, 2006
To Our Optionholders:
     This letter is being furnished to you in connection with your option(s) (the “Option(s)”) to purchase shares of common stock of Diagnostic Products Corporation (the “Company”) granted under the 1990 Stock Option Plan and the 1997 Stock Option Plan.
     As you know, the Company has entered into an Agreement and Plan of Merger with Siemens Medical Solutions USA, Inc. (“Siemens”) and a wholly owned subsidiary of Siemens, dated as of April 26, 2006 (the “Merger Agreement”), pursuant to which the Company will be merged with the wholly owned subsidiary of Siemens (the “Merger”). Pursuant to the Merger Agreement, your Option(s) that remain outstanding at the effective time of the Merger (the “Effective Time”) will be canceled. In exchange for the cancelation of your Option(s), you will receive a payout in the form of a cash payment, as described below.
     As of the Effective Time, you will be entitled to receive an amount equal to the product of (x) the total number of shares of Company common stock subject to each Option (regardless of whether then exercisable) immediately prior to the Effective Time and (y) the excess, if any, of (i) $58.50 over (ii) the exercise price per share subject to such Option, reduced by required withholding taxes (this amount is referred to as your “Net Option Cancellation Payment”). You will receive your Net Option Cancellation Payment in the form of cash. The Net Option Cancellation Payment will be made promptly following the Effective Time. If the Merger is not consummated, your Option(s) will not be cancelled, and the Net Option Cancellation Payment will not be made.
     For example, if, at the Effective Time, you have an Option to purchase 100 shares of Company common stock for an exercise price of $38.00 per share, then you will be entitled to receive $2050 (less required withholding taxes) for such Option (100 shares x ($58.50-$38.00)).
     YOU NEED NOT TAKE ANY ACTION NOW, IN ORDER TO RECEIVE THE NET OPTION CANCELLATION PAYMENT.
     As we get closer to the Effective Time, you will receive a notice specifying the number of shares subject to, and the exercise price of, your Options, and containing further information. The payment described herein constitutes full satisfaction of the Option(s) upon cancellation at the Effective Time and terminates any and all rights that you may have thereunder. On and after the Effective Date, your Option(s) will be null and void (other than with respect to your right to receive any applicable Net Option Cancellation Payment).
     To the extent that your Options are vested and exercisable at any time prior to the consummation of the Merger, you may exercise such vested Options. When an Option is exercised, you become the owner of the shares issued pursuant to the exercise of the Option, and you will be able to sell such shares at any time prior to the consummation of the Merger, subject to the Company’s Insider Trading Window Policy and applicable laws and Company policy relating to trading shares of Company stock. Any shares you hold upon consummation of the Merger will be converted into the right to receive a cash payment equal to $58.50 per share without interest and less any applicable withholding taxes.
     We thank you for your continued efforts that contribute so much to our Company’s success.

Very truly yours

Sidney A. Aroesty
President
     PLEASE DIRECT ANY QUESTIONS CONCERNING YOUR STOCK OPTIONS TO JIM BRILL AT (310) 645-8200.
Additional Information about the Merger and Where to Find It
The Company will file a proxy statement and other documents regarding the proposed merger described in this report with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement when it becomes available, because it will contain important information about the Company and the proposed merger. A definitive proxy statement will be sent to security holders of the Company seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov The definitive proxy statement and other relevant documents may also be obtained free of cost by directing a request to Diagnostic Products Corporation, 5210 Pacific Concourse Drive, Los Angeles, California 90045, attention: Investor Relations (telephone 310-645-8200).
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the merger. Information about the Company and its directors and executive officers can be found in the Company’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it become available.